                                                                    EXHIBIT 22.1



                             AMERICAN BANCORP, INC.


                       PROXY STATEMENT FOR ANNUAL MEETING
                           TO BE HELD APRIL 14, 1999


                                    GENERAL

         The accompanying proxy is solicited by and on behalf of the Board of Directors of American Bancorp, Inc. (the Corporation), for use at the annual meeting of shareholders to be held April 14, 1999, at the time and place set forth in the accompanying Notice of Meeting. The principal executive offices of the Corporation and its wholly-owned subsidiary, American Bank & Trust Company (the Bank), are located at 328 East Landry Street, Opelousas, Louisiana 70570. The date on which this Proxy Statement and the enclosed form of proxy were first sent to shareholders is approximately March 31, 1999.

         Only shareholders of record at the close of business on February 15, 1999, are entitled to notice of and to vote at the meeting. On that date, the Corporation had outstanding 118,448 shares of common stock, each of which is entitled to one vote on all matters presented to the shareholders at the meeting. To the knowledge of the Corporation, all persons beneficially owning more than five percent (5%) of its outstanding voting securities are listed in the section entitled "Shareholders Owning 5% or More of Outstanding Shares" on page 4 of this Proxy Statement.

        The shares represented by any proxy in the enclosed form, if it is properly executed and received at or prior to the meeting, will be voted in accordance with the specifications made thereon. Proxies received on which no specification is made will be voted for election as directors of the five nominees named herein and in favor of the remaining proposal as set forth on the enclosed proxy. Proxies are revocable by written notice to the Secretary of the Board of Directors, Ronald J. Lashute, at any time prior to their exercise or by submitting a later dated proxy at or before the annual meeting. Written revocations of proxy may be presented in person or mailed to: Ronald J. Lashute, Executive Vice-President and Chief Executive Officer, American Bank & Trust Company, P. O. Box 1579, Opelousas, Louisiana 70571-1579. Proxies will be deemed revoked by attendance and voting at the annual meeting.

        All expenses of preparing, printing, and mailing the proxy and any other materials and all expenses incurred in solicitation will be borne by the Corporation. Proxies also may be solicited in person or by telephone or telegraph by directors, officers, and other employees of the Corporation or the Bank, none of whom will receive additional compensation for such services, but who may be reimbursed for any actual expenses incurred, which expenses are estimated not to exceed the aggregate sum of $2,000. The Corporation also may request brokerage houses, custodians, and nominees, if any such persons are listed as record owners of the Corporation's common stock, to forward these materials to the beneficial owners of the stock held of record by them and pay the reasonable expenses of such persons for forwarding the material.

                        SECURITY OWNERSHIP OF MANAGEMENT

        The five members of the Board of Directors of the Corporation and the two executive officers of the Corporation (both of whom also serve on the Board of Directors), as a group own, directly or indirectly, 46,101 (38.9%) shares of the common stock of the Corporation. See "Election of Directors" for the stock ownership of individual directors.



                             ELECTION OF DIRECTORS

         The Articles of Incorporation of the Corporation provide that the number of directors will be designated in the Bylaws, or if not so designated, will be the number elected from time to time by the shareholders. The Bylaws provide for a board of five directors.

        The information below lists each nominee for director of the Corporation, each of whom currently serves as a director, setting forth his address, age, principal occupation or employment, and amount and percentage of beneficial ownership of common stock of the Corporation as of February 15, 1999. Each person listed below has been named as a nominee for election as director at the meeting to which this Proxy Statement relates. Directors are elected to hold office until the next annual meeting of shareholders unless they sooner become disqualified, or until such time as their successors are elected and have qualified. Unless otherwise indicated, all nominees have been with the same organization in essentially the same position as listed below for the past five years, and the nominees beneficially own, with sole voting and investment power, the shares listed below. The nominees, except Jasper J. Artall and Ronald J. Lashute, are also members of the Board of Directors of the Corporation's subsidiary, American Bank & Trust Company. The year listed under the heading "First Elected Director" indicates the year in which the nominee or director was first elected as a director of the Bank prior to formation of the Corporation or the year in which the nominee or director was first elected as a director of the Corporation. Those persons listed on the table below, except Jasper J. Artall and Ronald J. Lashute, first became directors of the Corporation on June 30, 1982. Ronald J. Lashute has been an executive officer of the Corporation and the Bank since 1990. See "Executive Officers."

        None of the directors of the Corporation holds a directorship in any other company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of
Section 15(d) of that Act or in any company registered as an investment company under the Investment Company Act of 1940.

                                                                                           SHARES
                                                                                        BENEFICIALLY
                                                                          FIRST          OWNED AS OF
                                           PRINCIPAL OCCUPATION          ELECTED      FEBRUARY 15, 1999
NAME AND ADDRESS                AGE            OR EMPLOYMENT             DIRECTOR    NUMBER   PERCENTAGE
----------------                ---        --------------------          --------    ------   ----------

Jasper J. Artall                57      Farmer                             1998         200       .17%
P. O. Box 201
Melville, LA  71353

Walter J. Champagne, Jr.        78      Retired; Farming interest;         1958       2,045      1.7%
P. O. Box 8                             and Vice-Pres./Bank
Port Barre, LA  70577

J.C. Diesi (1,3)                78      Diesi Pontiac-Cadillac-            1958      12,009     10.1%
148 W. Smiley Street                    Buick, Inc., (Automobile
Opelousas, LA  70570                    Dealer & Service)

Salvador L. Diesi, Sr.          68      Chairman of the Board and          1973      15,419     13.0%
  (1,2,3,4)                             President, American
1355 Dietlein Blvd.                     Bancorp, Inc. and
Opelousas, LA 70570                     American Bank & Trust
                                        Company; Wholesale Beer
                                        Distributor, Premium
                                        Brands, Inc.; Gas Station,
                                        Convenience Store, and
                                        Video Poker; Little
                                        Capitol of Louisiana,
                                        Inc.; Commercial real
                                        estate, farming interest;
                                        and Attorney at Law

Ronald J. Lashute               49      Executive Vice-President           1994      16,428     13.9%
  (2,3,5)                               and Chief Executive
2057 Jasmine Drive                      Officer of the Bank and
Opelousas, LA  70570                    Secretary, Treasurer of
                                        the Corporation
                                                                                     ------     ----
Total for directors (five persons)                                                   46,101     38.9%
                                                                                     ======     ====


(1)   J.C. Diesi is Salvador L. Diesi's uncle.
(2) Executive Officer of the Corporation who participates in major policy making functions.
(3) Ronald J. Lashute is a cousin of Salvador L. Diesi, Sr. and a nephew of J.C. Diesi.
(4) Of the 15,419 shares held by Salvador L. Diesi, Sr., 10,137 shares (8.6%) are held by Corporations of which Mr. Diesi owns 51% or more.
(5) Of the 16,428 shares held by Ronald J. Lashute, 16,000 shares (13.5% of the Corporation's outstanding common stock) are owned by The Diesi Family Trust. Mr. Ronald J. Lashute is the trustee of The Diesi Family Trust and has sole voting authority with respect to the shares of the Corporation's common stock held by the said trust. See "Shareholder's Owning 5% or More of Outstanding Shares."

         If elected by the shareholders to serve as the Corporation's Board of Directors, the nominees listed above plan to direct the Chairman of the Board of the Corporation, as the sole shareholder of the Bank, to vote the stock of the Bank owned by the Corporation in favor of the following persons to serve as the Board of Directors of the Bank: Jasper J. Artall, Walter J. Champagne, Jr., J.
C. Diesi, Salvador L. Diesi, Charles Jagneaux, Alvin Haynes, II, Sylvia Sibille and Attaway Darbonne. Each of these persons, except Mr. Artall, has served on the Board of Directors of the Bank for the past year.


              SHAREHOLDERS OWNING 5% OR MORE OF OUTSTANDING SHARES

        The following table sets forth as of February 15, 1999, information concerning the beneficial ownership of voting stock of American Bancorp, Inc., by persons who are known to the Corporation to be beneficial owners of 5% or more of the Corporation's outstanding shares of voting common stock:

                                                                                               PERCENTAGE
                                                                         AMOUNT AND             OF CLASS
                                NAME AND ADDRESS OF                 NATURE OF BENEFICIAL        OF SHARES
TITLE OF CLASS                    BENEFICIAL OWNER                       OWNERSHIP                OWNED
--------------                  -------------------                 --------------------       ----------

Common stock                    Salvador L. Diesi, Sr.                 15,419 shares              13.0%
                                1355 Dietlein Blvd.               Direct and Indirect (1)
                                Opelousas, LA 70570

Common stock                    J.C. Diesi                             12,009 shares              10.1%
                                148 W. Smiley St.                          Direct
                                Opelousas, LA 70570

Common stock                    Ronald J. Lashute                      16,428 shares              13.9%
                                2057 Jasmine Drive                Direct and Indirect (2)
                                Opelousas, LA 70570

Common stock                    Bobby Dupre                             6,022 shares               5.1%
                                444 King Street                   Direct and Indirect (3)
                                Opelousas, LA 70570


(1) Mr. Salvador L. Diesi, Sr. directly owns 5,282 shares or 4.5% of the outstanding shares of the Corporation. In addition, he owns 10,137 shares, which is equal to 8.6% of the outstanding shares of the Corporation, indirectly, through his associations with his businesses.

(2) Mr. Ronald J. Lashute directly owns 428 shares or .4% of the outstanding shares of the Corporation. Mr. Lashute is the trustee of The Diesi Family Trust. The Trust owns 16,000 shares or 13.5% of the outstanding shares of the Corporation. The Trust is for the benefit of the grandchildren of Frank (a former director of the Corporation) and Marie Diesi.

(3) Mr. Bobby Dupre directly owns 2,164 shares or 1.8% of the outstanding shares of the Corporation. In addition, he owns 3,858 or 3.3% of the outstanding shares of the Corporation indirectly, through his associations with his businesses.

                         BOARD MEETINGS AND COMMITTEES

         During 1998, the Board of Directors of the Corporation held a total of three regular and special meetings. Each director attended seventy-five percent or more of the aggregate number of meetings of the Board of Directors of the Corporation and committees of the Board of Directors of the Corporation on which he served. During 1998, the Board of Directors of the Bank held a total of twelve regular and special meetings. Each director of the Bank attended seventy-five percent or more of the aggregate number of meetings of the Board of Directors of the Bank and committees of the Board of Directors of the Bank on which he served.

         The Board of Directors of the Corporation has no audit, nominating or compensation committees or committees performing similar functions.

         The Board of Directors of the Bank has established the following committees:

         The Loan Discount Committee reviews and approves all large loans. This committee met nine (9) times in 1998 and is composed of Salvador L. Diesi, Sr., Chairman, J.C. Diesi, Charles Jagneaux, Alvin Haynes, II, Walter J. Champagne, Jr. and Attaway Darbonne.

         The Audit Committee, composed of Walter J. Champagne, Jr., Chairman and Sylvia Sibille did not meet in 1998. The duties of the Audit Committee include, but are not limited to the following:

        1. Review the Bond Portfolio, Time and Savings Deposits, Demand Deposits and Loan Portfolio.

        2. Analyze the Statement of Condition and the Statement of Income and Expenses.

        3. Review the audit report of the external auditors, F.D.I.C. and State Examiners Reports.

        4. Review the Bank's insurance policies including the Blanket Bond and Liability Policy.

        5.   Report results of its review to the Board of Directors.

                               EXECUTIVE OFFICERS

         The Executive Officers of the Corporation are as follows:

        NAME                    AGE                     POSITION CURRENTLY HELD
        ----                    ---                     -----------------------

Salvador L. Diesi, Sr.           68             Chairman of the Board of the Corporation and
                                                  the Bank since April 14, 1993 and
                                                  President of the Corporation
                                                  and the Bank since April 13, 1983.

Ronald J. Lashute                49             Secretary/Treasurer of the Corporation and
                                                  Executive Vice-President and Chief
                                                  Executive Officer of the Bank since
                                                  March 1990; Director of the Corporation
                                                  since December 1994.

         Executive Officers are chosen by the Board of Directors to hold office at the pleasure of the Board. Both Mr. Salvador L. Diesi, Sr. and Mr. Ronald Lashute have been officers of the Corporation and the Bank for more than five years.

         The family relationships among the executive officers of the Corporation are indicated in the list of directors. See "Election of Directors."



                      COMPENSATION AND OTHER TRANSACTIONS

DIRECTORS FEES

         Directors of the Corporation received a board fee of $200 per month for the months of April through December 1998 for their services. In 1998, each director of the Bank received a board fee of $600 per month. In addition, each director of the Bank received a cash bonus of $3,100 in 1998. Directors serving on the Bank's Loan Discount Committee received $150 per month in 1998.

COMPENSATION

        The following table sets forth all compensation paid, distributed or accrued for the account of the persons listed below for the fiscal year ended December 31, 1998 by the Bank to the Executive Officers of the Corporation and the Bank.

                           SUMMARY COMPENSATION TABLE

                            ANNUAL COMPENSATION
NAME AND                       SALARY AND
PRINCIPAL                       DIRECTOR     BONUS          OTHER ANNUAL           ALL OTHER
POSITION                YEAR     FEES($)     ($)(1)      COMPENSATION($)(2)     COMPENSATION($)
--------                ----     -------     ------      ------------------     ---------------

Salvador L. Diesi,      1998    38,618 (4)    3,200              --                  226  (3)
  Sr., Chairman of      1997    36,268 (5)    3,100              --                  337  (3)
  the Board and         1996    33,922 (6)    3,100              --                  337  (3)
  President of the
  Corporation and
  the Bank

Ronald J. Lashute       1998    85,740 (7)    7,100              --                9,136 (10)
 Executive Vice-        1997    79,574 (8)    6,142              --                8,687 (11)
  President and         1996    73,248 (9)    5,933              --                8,145 (12)
  Chief Executive
  Officer of the
  Bank and Secre-
  tary/Treasurer
  of the Corporation


(1) The Bank had a cash bonus plan in 1998, 1997, and 1996, whereby a bonus was declared by the Board of Directors. The total amount of the Bonus paid to all eligible employees of the Bank was $54,711, $49,950 and $49,471, respectively, for those years. In addition, cash bonuses of $3,100 in 1998, and of $3,000 in 1997 and 1996 were paid to each director of the Bank. Cash bonuses paid to the Executive Officers of the Bank are noted in the table above.

(2) No amounts for perquisites and other personal benefits, such as company automobiles, which may accrue to the named executive officers and which, in the opinion of management, are job related and appropriate in connection with the conduct of the Corporation's and the Bank's affairs, are shown. The aggregate amount of such compensation does not exceed 10% of the total of annual salary and bonus reported for the named executive officer.

(3)     These figures represent term life insurance premiums paid by the Bank.

(4) This amount includes $818 that was contributed by the Bank for the account of Mr. Diesi in accordance with the terms of a 401(k) Plan established by the Bank for the benefit of its employees in January 1993 (the 401(k) Plan).

(5) This amount includes $818 that was contributed by the Bank for the account of Mr. Diesi in accordance with the terms of the 401(k) plan.

(6) This amount includes $540 that was contributed by the Bank for the account of Mr. Diesi in accordance with the terms of the 401(k) plan.

(7) This amount includes $2,256 that was contributed by the Bank for the account of Mr. Lashute in accordance with the terms of the 401(k) plan.

(8) This amount includes $2,168 that was contributed by the Bank for the account of Mr. Lashute in accordance with the terms of the 401(k) Plan.

(9) This amount includes $1,436 that was contributed by the Bank for the account of Mr. Lashute in accordance with the terms of the 401(k) Plan.

(10) This amount includes $8,694 of deferred compensation accrued under a supplemental executive retirement plan established by the Bank on September 1, 1995. This amount also includes $442 in term life insurance premiums paid by the Bank.

(11) This amount includes $8,125 of deferred compensation accrued under a supplemental executive retirement plan and $562 in term life insurance premiums paid by the Bank.

(12) This amount includes $7,593 of deferred compensation accrued under a supplemental executive retirement plan and $552 in term life insurance premiums paid by the Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and beneficial owners of more than 10% of the outstanding shares of the Corporation to file with the Securities and Exchange Commission (the SEC) certain reports describing their stock ownership and changes in their stock ownership. They must also furnish the Corporation with copies of these forms. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Corporation believes that filing requirements under Section 16(a) were met on a timely basis, except that Mr. Jasper J. Artall inadvertently filed Form 3 four days late after becoming a director of the Corporation.


LEGAL PROCEEDINGS

        No director, officer or affiliate of the Corporation, or owner of more than five (5%) of the outstanding shares of the Corporation, is a party adverse to the Corporation or its subsidiary in any currently pending legal proceeding, nor does any such party have a material interest adverse to the Corporation or the Bank in any currently pending legal proceeding.


OTHER TRANSACTIONS

         The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers and principal stockholders of the Corporation and of the Bank and their associates, affiliates or members of their immediate families. The transactions have been and will continue to be made on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features.

         In addition, the Bank has had other transactions, as indicated below, with certain directors of the Bank. Such transactions were made in the ordinary course of business and were on terms competitive with those existing in the community at the time made.

         The Bank is obligated under a lease for the South Branch location with Little Capitol of Louisiana, Inc., which corporation is owned by Salvador L. Diesi, Sr. and a trust set up by Frank (a former director of the Bank) and Marie Diesi for the benefit of their grandchildren. For the year ended December 31, 1998, the Bank paid Little Capitol of Louisiana, Inc. $20,671 under the terms of the lease. The initial lease expired on May 31, 1997, but was renewed through May 31, 2002.

         During 1998, the Bank had its vehicles repaired at Diesi
Pontiac-Cadillac-Buick, Inc. and paid an aggregate amount of $2,712 for such repairs. Also in 1998, the Bank purchased a car and a truck for $49,269 from Diesi Pontiac-Cadillac-Buick, Inc. Mr. J.C. Diesi, a Director of the Corporation, is an owner of the car dealership.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         Broussard, Poche', Lewis & Breaux has served as the Corporation's independent Certified Public Accountants for the fiscal years ending December 31, 1986 to 1998. At the 1999 Annual Shareholders Meeting, the following resolution will be subject to ratification by a simple majority vote of shares represented at the meeting:

     RESOLVED, That the selection of Broussard, Poche', Lewis & Breaux, as the independent Certified Public Accountants of American Bancorp, Inc. and its sole subsidiary, American Bank and Trust Company, for the fiscal year ending December 31, 1999, is hereby ratified.

         If ratification is not achieved, the selection of an independent Certified Public Accountant will be reconsidered and made by the Board of Directors. Even if selection is ratified, the Board of Directors reserves the right, and in its discretion, may direct the appointment of any other independent Certified Public Accounting firm at any time if the Board decides that such a change would be in the best interests of the Corporation and its shareholders.

         A representative of Broussard, Poche', Lewis & Breaux is expected to attend the Annual Shareholder's Meeting with the opportunity to make a statement, if desired, and is expected to be available to respond to shareholder's inquiries.


                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         Shareholders who desire to present a proposal for inclusion in the proxy material relating to the 2000 annual meeting of shareholders of American Bancorp, Inc. must forward such proposals to Ronald Lashute at the address listed on the first page of this Proxy Statement in time to arrive at the Corporation prior to November 30, 1999. Shareholders who desire to present a proposal at the 2000 annual meeting other than one that will be included in the Corporation's proxy materials must notify the Corporation (by notice to Mr. Lashute at the address listed on the first page of this proxy statement) no later than February 14, 2000. If a shareholder who wishes to present a proposal fails to notify the Corporation by this date, the proxies solicited for the meeting will have discretionary authority to vote on the shareholder's proposal if it is properly brought before the meeting. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC's proxy rules.

                                 OTHER MATTERS

QUORUM AND VOTING OF PROXIES

         The presence, in person or by proxy, of a majority of the outstanding shares of common stock of the Corporation is necessary to constitute a quorum. If a quorum is present, the vote of a majority of the shares present or represented by proxy will decide all questions properly brought before the meeting, except that directors will be elected by plurality vote. A shareholder's abstention or refusal to vote on a particular matter will not affect the presence of a quorum or reduce the voting power present. (In effect, therefore, an abstention is counted as a vote against a matter.) A non-vote (including broker non-votes) will have no affect on the items to be addressed at the meeting.

         All proxies received in the form enclosed will be voted as specified, and, in the absence of instruction to the contrary, will be voted FOR the election of the nominees named above, and FOR the ratification of independent Certified Public Accountants.

         The Corporation does not know of any matters to be presented at the annual meeting other than those mentioned above. However, if any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named on the enclosed proxy to vote the shares represented by them in accordance with their best judgment, unless authority to do so is withheld.


ADDITIONAL CORPORATE INFORMATION

         ANY SHAREHOLDER MAY, BY WRITTEN REQUEST, OBTAIN WITHOUT CHARGE AN ADDITIONAL COPY OF THE CORPORATION'S 1998 ANNUAL REPORT OR A COPY OF THE CORPORATION'S FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE ADDRESSED TO RONALD LASHUTE, EXECUTIVE VICE-PRESIDENT AND CHIEF EXECUTIVE OFFICER, AMERICAN BANK AND TRUST COMPANY, P. O. BOX 1579, OPELOUSAS, LOUISIANA 70571-1579.